                            [LETTERHEAD OF BKD, LLP]

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Pioneer Financial Services, Inc.:

We consent to the use of our report dated November 18, 2002, except as to note
3, as to which the date is March 25, 2003, with respect to the consolidated balance sheets of Pioneer Financial Services, Inc. as of September 30, 2002 and
2001, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended September 30,
2002, included herein and to the reference to our firm under the heading
"Experts" in the prospectus.

                                              /s/ BKD, LLP

                                               BKD, LLP

Kansas City, Missouri
April 1, 2003